EXHIBIT 10.21

Letter Agreement with Pall Corporation dated January 17, 2003

January 17, 2003

By Fax

Mr. Samuel T. Wortham

Group Vice President

Pall Corporation

2200 Northern Boulevard

East Hills, NY 11548

Re: Stock Purchase Agreement/Fourth Closing Trigger Date

Dear Sam:

With reference to our February 19, 1998 Stock Purchase Agreement as amended on August 6, 2002 and as modified by our letter agreement on December 10, 2002, and with reference to our August 6, 2002 Marketing Rights, Development, Royalty, Revolving Credit and Security Agreement (“Revolving Credit Agreement”), Pall Corporation (“Pall”) and V.I. Technologies, Inc. (“Vitex”) agree as follows:

1.	Vitex has met the December 31, 2002 milestone for the Fourth Closing Trigger Date.

2.	In lieu of Paragraph 4 of the December 10, 2002 letter agreement, Pall shall invest $4 million in Vitex common stock at $1.02 a share (pre-split) but anything elsewhere in that letter agreement to the contrary notwithstanding, shall close that purchase only coterminous with Vitex securing more than an additional $11 million in equity financing by September 30, 2003.

3.	On February 3, 2003, Pall shall make immediately available for Vitex to draw upon the remaining $2.5 million under the original $5 million credit facility established in Section 5 of our Revolving Credit Agreement under the terms of that Agreement.

Would you please indicate your concurrence with this agreement by countersigning and returning a copy of this agreement.

Very truly yours,

/s/ John R. Barr
John R. Barr President and CEO

AGREED:

By:	/s/ Samuel T. Wortham January 17, 2003
Samuel T. Wortham Group Vice President Pall Corporation